UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2006

Entrx Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-2000	95-2368719
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 333-0614

N/A
(Former name or former address, if change since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THIS REPORT

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

On April 21, 2006, Metalclad Insulation Corporation (“Metalclad”), Entrx Corporation’s (“Entrx”) wholly owned subsidiary, completed the sale of the building housing its offices and operating facilities in Anaheim, California (the “Premises”), for a gross price of $3,900,000. Under the terms of the sale, Metalclad Corporation will lease these facilities from the buyers of the Premises, Amin and Hasina Lakhani, for a period of eight months, at monthly rent of $21,800. Neither of the buyers has any material relationship to Entrx or any of its affiliates, or any officer or director of Entrx, or any associate of any such officer or director.

Metalclad intends to lease alternate facilities, from which it can conduct its operations, which will likely be located in the Anaheim, California area. While Metalclad has identified several potential suitable sites for these facilities, no site has yet been agreed upon, and no negotiations for leasing such site have been commenced. Entrx does not anticipate that the lease costs required will substantially exceed the monthly rent currently being paid for the Premises.

At the closing of the sale of the Premises, Metalclad paid the Far East National Bank (the “Bank”) $1,500,093 to release the mortgage held by the Bank on the Premises, and paid the Bank $1,005,282, to pay off Metalclad’s line of credit with the Bank, releasing Metalclad and Entrx from all obligations owing to that Bank.

Entrx intends to use the funds remaining from the sale of the Premises, after paying the Bank, and paying commissions and fees related to the sale transaction, totaling approximately $1,060,000, as working capital for future operations.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Metalclad’s obligations to Far East National Bank, as reported in Item 2.04 of the Company’s Form 8-K dated April 3, 2006, and filed on April 7, 2006 with the Securities and Exchange Commission, have been satisfied as discussed in Item 2.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2006	ENTRX CORPORATION

	By:	/s/ Brian D. Niebur
Brian D. Niebur, Treasurer and Chief Financial Officer